Exhibit 99.1

ARCA Biopharma Announces $37 Million private placement

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Proceeds to Support Advancement of Bucindolol Phase 2B/3 Clinical Development

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Bucindolol potentially the first genetically-targeted atrial fibrillation prevention treatment

Westminster, CO, June 11, 2015 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that it has entered into a securities purchase agreement for a private placement financing with a select group of institutional investors, including lead investor Venrock, New Enterprise Associates (NEA), funds managed by Franklin Advisers, Inc., RA Capital Management, Tekla Life Sciences Investors and other institutional investors. Upon the closing of the transaction, ARCA will receive net proceeds of approximately $34 million from the sale of approximately 42 million units at a price of $.8805 per unit.  Each unit consists of one share of ARCA’s common stock and a warrant to purchase 0.40 shares of common stock with an exercise price of $0.8716.  The private placement is expected to close on June 16, 2015 and is subject to the satisfaction of customary closing conditions.

ARCA plans to use the anticipated proceeds from the private placement for working capital and clinical development of bucindolol, including GENETIC-AF, the ongoing Phase 2B/3 trial for the prevention of atrial fibrillation. The Company anticipates that its current cash and cash equivalents and the net proceeds of this private placement will be sufficient to fund its operations, at the projected cost structure, through the end of 2017. However, changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated.

MTS Securities, LLC, an affiliate of MTS Health Partners, acted as sole placement agent in the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission ("SEC") or an applicable exemption from such registration requirements. ARCA has agreed to file a registration statement with the SEC covering the resale of the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, sold in the private placement.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company's lead product candidate, bucindolol, is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to bucindolol, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment.  ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial.  The U.S. Food and Drug Administration (FDA) has designated as a  Fast Track development program the investigation of bucindolol for the prevention of atrial fibrillation/atrial flutter in a genetically-targeted heart failure population (heart failure patients with reduced left ventricular ejection fraction, HFREF).  For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding, sufficiency of the Company’s capital to support its operations, potential timeline for GENETIC-AF trial activities, the potential for genetic variations to predict individual patient response to bucindolol, bucindolol’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for bucindolol to be the first genetically-targeted atrial fibrillation prevention treatment.  Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company's financial resources and whether they will be sufficient to meet the Company's business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2014, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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